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                                                                       EXHIBIT 4

                   SANDY SPRING BANCORP AMENDED AND RESTATED
                       STOCK OPTION PLAN FOR EMPLOYEES OF
                           ANNAPOLIS BANCSHARES, INC.


     Sandy Spring Bancorp, Inc., ("Bancorp") a Maryland corporation, Sandy Spring National Bank of Maryland (the "Bank"), a national banking organization with its main office in Olney, Maryland, Annapolis Bancshares, Inc. ("ABI") a Maryland corporation, and Bank of Annapolis ("BOA"), a trust company chartered under the laws of the State of Maryland with its principal banking office in Annapolis, Maryland, have entered into an Agreement and Plan of Reorganization (the "Agreement") as of April 16, 1996. All capitalized terms used herein shall have the meanings assigned to them in the Agreement unless otherwise defined herein.

     Under the terms of the Agreement:

     (a) The ABI Incentive Stock Option Plan at the Effective Time each outstanding ABI Option issued under the ABI Incentive Stock Option Plan (from time to time hereinafter, as in existence prior to the Effective Time of the Merger of ABI with and into the Bancorp, the "ABI Plan") shall continue in place as an option to purchase, in place of the purchase of each share of ABI common stock, the number of shares (calculated to four decimal places and then rounded up or down to the nearest whole share) of Bancorp common stock that would have been received by the holder of such ABI Option in the Merger had the option or warrant been exercised in full for shares of ABI common stock immediately prior to the Effective Time, except for appropriate pro rata adjustments as to the relevant option price for shares of Bancorp common stock substituted therefor so that the aggregate exercise price of shares subject to such ABI Options immediately following the Effective Time shall be the same as the aggregate exercise price for such shares immediately prior to the Effective Time;

     (b) The number of shares (or fraction thereof) of Bancorp common stock into which each share of ABI common stock shall be so converted shall be increased or decreased proportionally to reflect any stock split, stock dividend, or reclassification of Bancorp common stock made or declared between the date of this Agreement and the Effective Time, and shall be subject to adjustment as set forth in paragraphs (f) and
           (g) of Section 7.4 of this Agreement; and the number of shares of Bancorp common stock issuable upon the exercise of the ABI Options and ABI Warrants converted into options and warrants for shares of Bancorp, and the exercise price therefor, shall similarly be adjusted;

     (c) The ABI Plan shall continue in effect but no additional options shall be available for grant thereunder after the Effective Time;

     (d) From time to time after the Effective Time, Bancorp shall reserve for issuance such number of shares of Bancorp common stock as necessary to permit the exercise of the ABI Options and the ABI Warrants that have been converted into options or warrants for the purchase of Bancorp common stock pursuant to this Agreement;

     (e) Bancorp shall make all filings required under federal and state securities laws so as to permit the exercise of the ABI Options so converted and the sale of shares received by the optionees upon exercise as contemplated by the ABI Plan; and

     (f) Neither the Merger nor the terms of this Agreement shall limit any periods in which the ABI Options and ABI Warrants may be exercised.

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     The  ABI Incentive Stock Option Plan as assumed by Bancorp will hereinafter be referred to from time to time to time hereinafter as the "Plan". Attached hereto as Exhibit A is a list of the outstanding options as of the Effective Time. The entire Text of the Plan following the Effective Time is as follows:


1. PURPOSE. The Plan shall be known as the Sandy Spring Bancorp, Inc. Amended and Restated Stock Option Plan for Employees of Annapolis Bancshares, Inc. (formerly, the Annapolis Bancshares, Inc. Incentive Stock Option Plan). This Plan amends and restates the Annapolis Bancshares, Inc. Incentive Stock Option Plan. The purpose of the Plan is to advance the interest of Bancorp and its shareholders by providing key employees of ABI and its affiliates, with options under the terms set forth herein. The Plan is intended to provide for the grant of only Incentive Stock Options.


2.   DEFINITIONS.

     (a) "Board of Directors" means the Board of Directors of Bancorp, sometimes referred to as the "Board."

     (b) "Committee" means the Option Committee of the Board of Directors of Bancorp.

     (c) "Affiliate" means (i) a member of a controlled group of corporations of which the Bancorp is a member or (ii) an unincorporated trade or business which is under common control with the Bancorp as determined in accordance with
Section 414(c) of the Internal Revenue Code (the "Code") and the regulations issued thereunder. For purposes hereof, a "controlled group of corporations" shall mean a controlled group of corporations as defined in Section 1563(a) of the Code determined without regards to Section 1563(a)(4) and (e)(3)(c).

     (d) "Award" means an Award of Non-qualified Stock Options, Incentive Stock Options, and/or Limited Rights granted under the provisions of the Plan.

     (e) "Plan Year or Years" means a calendar year or years commencing on or after December 31, 1987.

     (f) "Date of Grant" means the actual date on which an Award is granted by the Committee.

     (g) "Common Stock" means the common stock of the Bancorp, par value $1.00 per share.

     (h) "Fair Market Value" means the fair market value of the Bancorp's stock as determined by the Option Committee of the Board of Directors.

     (i) "Limited Right" means the right to receive an amount of cash based upon the terms set forth in Section 9.

     (j) "Disability" means the permanent and total inability by reason of mental or physical infirmity, or both, of an employee to perform the work customarily assigned to him. Additionally, a medical doctor selected or approved by the Committee must advise the Committee that it is either not possible to determine when such disability will terminate or that it appears probable that such disability will be permanent during the remainder of such Participant's lifetime.

     (k) "Discharged for Cause" means the termination upon an intentional failure to perform stated duties or breach of a fiduciary duty involving personal dishonesty, which results in a substantial loss to the Bancorp or one of its affiliates or the willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order which results in substantial loss to the Bancorp.

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     (l) "Participant" means an employee of ABI or its affiliates chosen by the
Personnel Committee of ABI to participate in the Plan.

     (m) "Change in Control" of Bancorp means a Change in Control of a nature that: (i) would be required to be reported in response to Item 1 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); (ii) would result in a Change in Control of Bancorp within the meaning of Section 407(q) of the National Housing Act, and Section 574.4 of the Rules and Regulations for Insurance of Accounts promulgated thereunder; or (iii) without limitation, such a Change in Control shall be deemed to have occurred at such time as (a) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Bancorp representing 10% or more of the combined voting power of Bancorp's outstanding Common Stock ordinarily having the right to vote at the election of directors (except for any Common Stock purchased by the ESOP of Bancorp; or (b) individuals who constitute the Board of Directors on the effective date of the Plan (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the effective date of the Plan whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by Bancorp's shareholders was approved by Bancorp and Bancorp's Nominating Committee, serving under the Incumbent Board, shall be, for purposes of this clause (b), considered as though he were a member of the Incumbent Board; or (c) a merger, consolidation or sale of all or substantially all of the assets of Bancorp occurs unless such merger or consolidation shall have been affirmatively recommended to Bancorp's shareholders by a majority of the Incumbent Board; or
(d) a proxy statement soliciting proxies from shareholders of Bancorp, by someone other than the current management of Bancorp, seeking consolidation of the Association with one or more corporations as a result of which the outstanding shares of Bancorp's Common Stock then subject to the Plan are exchanged for or converted into cash or property or securities not issued by Bancorp, unless the reorganization, merger or consolidation shall have been affirmatively recommended to Bancorp's shareholders by a majority of the Incumbent Board.

3. ADMINISTRATION. The Plan shall be administered by the Option Committee of the Board of Directors which shall consist of three or more directors, none of whom shall be eligible to receive any Awards under the Plan. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it sees necessary for the proper administration of the Plan and to make whatever determinations and interpretations in connection with the Plan it sees as necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all Participants in the Plan and on their legal representatives and beneficiaries.

4. TYPES OF AWARDS. Awards under the Plan may be granted in any one or a combination of:

     (a)   Incentive Stock Options;
     (b)   Non-qualified Stock Options;
     (c)   Limited Rights;
as defined below in paragraphs 7-9 of the Plan.

5. STOCK SUBJECT TO THE PLAN. Subject to adjustment as provided in Section 13, the maximum number of shares reserved for issuance under the Plan is 6,384 shares of Common Stock of Bancorp, par value $1.00 per share. These shares of Common Stock may be either authorized but unissued shares or shares previously issued and reacquired by Bancorp. To the extent that options or rights granted under the Plan are exercised, the shares covered will be unavailable for future grants under the Plan; to the extent that options together with any related rights granted under the Plan terminate, expire or are cancelled without having been exercised or, in the case of Limited Rights exercised for cash, new Awards may be made with respect to these shares.

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6.   ELIGIBILITY.  Officers and other employees of Bancorp or its affiliates shall be eligible to receive Incentive Stock Options, Non-qualified Stock Options and/or Limited Rights under the Plan. Directors who are not employees or officers of Bancorp or its affiliates shall not be eligible to receive Awards under the Plan.

     Participants as of the time the Merger is consummated shall be eligible to participate in the Plan to the extent that such Participants held outstanding options under the Annapolis Bancshares, Inc. Incentive Option Plan as of the Effective Time of the Merger.

7.   NON-QUALIFIED STOCK OPTIONS.

7.1 Grant of Non-qualified Stock Options. The Committee may, from time to time, grant Non-qualified Stock Options to eligible employees. Non-qualified Stock Options granted under this Plan are subject to the following terms and conditions:

     (a) Price. The purchase price per share of Stock deliverable upon the exercise of each Non-qualified Stock Option shall be not less than 100% of the Fair Market Value of Bancorp's Common Stock on the date the option is granted. Shares may be purchased only upon full payment of the purchase price. Payment of the purchase price may be made, in whole or in part, through the surrender of shares of the Common Stock of Bancorp at the Fair Market Value of such shares determined in the manner described in Section 2(h).

     (b) Terms of Options. The term during which each Non-qualified Stock Option may be exercised shall be determined by the Committee, but in no event shall a Non-qualified Stock Option be exercisable in whole or in part more than 10 years and one day from the Date of Grant. The Committee shall determine the date on which each Non-qualified Stock Option shall become exercisable in installments. The shares comprising each installment may be purchased in whole or in part at any time after such installment becomes purchasable. The Committee may, in its sole discretion, accelerate the time at which any Non-qualified Stock Option may be exercisable in whole or in part. Notwithstanding the above, in the event of a Change of Control of Bancorp, all Non-qualified Stock Options shall become immediately exercisable.

     (c) Termination of Employment. Upon the termination of an employee's service for any reason other than disability, death, retirement or cause, his Non-qualified Stock Options shall be exercisable only as to those shares which were immediately purchasable by him at the date of termination and only for a period of three months following termination. If an employee is Discharged for Cause all rights under his Non-qualified Stock Options shall expire upon termination. In the event of the death, disability or retirement of any employee, all Non-qualified Stock Options held by the employee, whether or not exercisable at such time, shall be exercisable by his legal representatives or beneficiaries for one year following the time of his death or cessation of employment. In no event shall the period extend beyond the expiration of the Non-qualified Stock Option term.

8.   INCENTIVE STOCK OPTIONS

8.1 Grant of Incentive Stock Options. The Committee may, from time to time, grant Incentive Stock Options to eligible employees. Incentive Stock Options granted pursuant to the Plan shall be subject to the following terms and conditions:

     (a) Price. The purchase price per share of Stock deliverable upon the exercise of each Incentive Stock Option shall be not less than 100% of the Fair Market Value of Bancorp's Common Stock on the date the Incentive Stock Option is granted. However, if an employee owns Common Stock possessing more than ten percent of the total combined voting power of all classes of stock of the Association, the purchase price per share of Common Stock deliverable upon the exercise of each Incentive Stock Option shall not be less than 110% of the Fair Market Value of Bancorp's Common Stock on the date the Incentive Stock Option is granted. Shares may be purchased only upon payment of the full purchase price. Payment of the purchase price may be made, in whole or

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in part, through the surrender of shares of the Common Stock of Bancorp at the
Fair Market Value of such shares determined in the manner described in Section 2(h).

     (b) Amounts of Options. Incentive Stock Options may be granted to any eligible employee in such amounts as determined by the Committee; provided that the amount granted is consistent with the terms of Section 422A of the Code. In the case of an option intended to qualify as an Incentive Stock Option, the aggregate Fair Market Value (determined as of the time the option is granted) of the Common Stock with respect to which Incentive Stock Options granted are exercisable for the first time by the Participant during any calendar year (under all plans of the Participant's employer corporation and its parent and subsidiary corporations) shall not exceed $100,000. The provisions of this
Section 8.1(b) shall be construed and applied in accordance with Section 422A(b)(7) of the Code and the regulations, if any, promulgated thereunder.

     (c) Terms of Options. The term during which each Incentive Stock Option may be exercised shall be determined by the Committee, but in no event shall an Incentive Stock Option be exercisable in whole or in part more than 10 years from the Date of Grant. If any employee, at the time an Incentive Stock Option is granted to him, owns Common Stock representing more than ten percent of the total combined voting power of Bancorp (or, under Section 425(d) of the Code, is deemed to own Bancorp Stock representing more than 10 percent of the total combined voting power of all such classes of stock, by reason of the ownership of such classes of stock, directly or indirectly, by or for any brother, sister, spouse, ancestor or lineal descendant of such employee,or by or for any corporation, partnership, estate or trust of which such employee is a shareholder, partner or beneficiary), the Incentive Stock Option granted to him shall not be exercisable after the expiration of five years from the Date of Grant. No Incentive Stock Option granted under this Plan is transferrable except by will or the laws of descent and distribution and is exercisable in his lifetime only by the employee to which it is granted.

     The Committee shall determine the date on which each Incentive Stock Option shall become exercisable and may provide that an Incentive Stock Option shall become exercisable in installments. The shares comprising each installment may be purchased in whole or in part at any time after such installment becomes purchasable, provided that the amount able to be first exercised in a given year is consistent with the terms of Section 422A of the Code. The Committee may, in its sole discretion, accelerate the time at which any Incentive Stock Option may be exercised in whole or in part, provided that it is consistent with the terms of Section 422A of the Code. Notwithstanding the above, in the event of a Change in Control of Bancorp, all Incentive Stock Options then granted shall become immediately exercisable.

     (d) Termination of Employment. Upon the termination of an employee's service for any reason other than disability, death, retirement or cause, his Incentive Stock Options shall be exercisable only as to those shares which were immediately purchasable by him at the date of termination and only for a period of three months following termination. If an employee is Discharged for Cause all rights under his Incentive Stock Options shall expire upon termination. In the event of death or disability of any employee all Incentive Stock Options held by such employee, whether or not exercisable at such time, shall be exercisable by his legal representatives or beneficiaries for one year following the date of his death or cessation of employment. Upon termination of an employee's service due to retirement, all Incentive Stock Options held by such employee, shall be exercisable for a period of three months following his termination. In no event shall the period extend beyond the expiration of the Incentive Stock Option term.

9.   LIMITED RIGHTS.

     (a) Grant of Limited Rights. The Committee may grant a Limited Right simultaneously with or subsequent to the grant of any option, with respect to all or some of the shares covered by such option. Limited Rights granted under this plan are subject to the following terms and conditions:

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     In no event shall a Limited Right be exercisable in whole or in part before the expiration of six months from the Date of Grant of the Limited Right. A Limited Right may be exercised only in the event of a Change in Control of Bancorp.

     The Limited Right may be exercised only when the underlying option is eligible to be exercised, provided that the Fair Market Value of the underlying shares on the day of exercise is greater than the exercise price of the related option.

     Upon exercise of a Limited Right, the related option shall cease to be exercisable. Upon exercise or termination of an option, any related Limited Right shall terminate. The Limited Right may be for no more than 100% of the difference between the exercise price and the market price of the stock subject to the underlying option. The Limited Right is transferrable only when the underlying option is transferrable and under the some conditions.

     There are no Limited Rights outstanding at the Effective Time of the Merger.

     (b) Payment. Upon exercise of a Limited Right, the holder shall receive from Bancorp an amount of cash equal to the difference between the Fair Market Value on the Date of Grant of the related option and the Fair Market Value of the underlying shares on the date the Limited Right is exercised, multiplied by the number of shares with respect to which such Limited Right is being exercised.

     (c) Termination of Employment. Upon the termination of an employee's service for any reason other than disability, death, retirement or cause, any Limited Rights held by him shall be exercisable only as to those shares of the related option which were immediately purchasable at the date of termination and only for a period of three months following termination. If any employee is Discharged for Cause, all Limited Rights held by him shall expire immediately. In the event of death, disability or the retirement of any employee, all Limited Rights held by such employee shall be exercisable by his legal representative or beneficiaries for one year from the date of such termination. In no event shall the period extend beyond the expiration of the term of the related option.

10. RIGHTS OF A SHAREHOLDER: NONTRANSFERABILITY. An optionee shall have no rights as a shareholder with respect to any shares covered by a Non-qualified and/or Incentive Stock Option until the date of issuance of a stock certificate for such shares. Nothing in this Plan or in any Award granted confers on any person any right to continue in the employ of Bancorp or its affiliates or to continue to perform services for Bancorp or its affiliates or interferes in any way with the right of Bancorp or its affiliates to terminate his services as an officer or other employee at any time.

     No award under the Plan shall be transferred by the optionee other than by the laws of descent and distribution and may only be exercised during his lifetime by the optionee, or by a guardian or legal representative.

11. AGREEMENT WITH GRANTEES. Each Award of options, and/or Limited Rights will be evidenced by a written agreement, executed by the Participant and Bancorp or its affiliates which describes the conditions for receiving the Award including the date of Award, the purchase price if any, applicable periods, and any other terms and conditions as may be required by the Committee or applicable securities law.

     The President and Chief Executive Officer of Bancorp and such other officers as shall be designated by the Committee are hereby authorized to execute instruments evidencing Options on behalf of Bancorp and to cause them to be delivered to the Participants.

12. DESIGNATION OF BENEFICIARY. A Participant may, with the consent of the committee, designate a person or persons to receive, in the event of death, any stock option or Limited Rights Award to which he would then be entitled. Such designation will be made upon forms supplied by and delivered to Bancorp and may be revoked in writing. If a Participant fails effectively to designate a beneficiary, then his estate will be deemed to be the beneficiary.

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13.  DILUTION AND OTHER ADJUSTMENTS.  In the event of any change in the outstanding shares of Common Stock of Bancorp by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, the Committee will make such adjustments to previously granted Awards, to prevent dilution or enlargement of the rights of the Participant, including any or all of the following:

     (a) adjustments in the aggregate number or kind of shares of Common Stock which may be awarded under the Plan;

     (b) adjustments in the aggregate number or kind of shares of Common Stock covered by Awards already made under the Plan;

     (c) adjustments in the purchase price of outstanding Incentive and/or Non-qualified Stock Options, or any Limited Rights attached to such options.

No such adjustments may, however, materially change the value of benefits available to a Participant under a previously granted Award.

14. WITHHOLDING. There will be deduction from each distribution of cash and/or stock under the Plan the amount of tax required by any governmental authority to be withheld.

15. AMENDMENT OF THE PLAN. The Board may at any time, and from time to time, modify or amend the Plan in any respect; provided however, that unless also approved by shareholders, any such modification or amendment shall not:

     (a) increase the maximum number of shares for which options may be granted under the Plan (subject, however, to the provisions of Section 13 hereof);

     (b) reduce the option price at which Awards may be granted;

     (c) extend the period during which options may be granted or exercised beyond the times originally prescribed; or

     (d) change the persons eligible to participate in the Plan.

Failure to ratify or approve amendments or modifications to subsections (a) through (d) shall be effective only as to the specific amendment or modification requiring such ratification. Other provisions, sections, and subsections of this Plan will remain in full force and effect. No such termination, modification or amendment may affect the rights of a Participant under an outstanding Award.

16. EFFECTIVE DATE OF PLAN. The Plan shall be deemed adopted and effective upon the Effective Time of the Merger of ABI with and into the Company. All Options outstanding at the Effective Time were originally granted under the Annapolis Bancshares, Inc. Incentive Stock Option Plan.

17. TERMINATION OF THE PLAN. The right to grant Awards under the Plan will terminate upon the earlier of ten years after the effective date of the Plan or the issuance of stock or the exercise of options or related rights equaling the maximum number of shares reserved under the Plan as set forth in Section 5. The Board of Directors has the right to suspend or terminate the Plan at any time, provided that no such action will, without the consent of a Participant, adversely affect his or her rights under a previously granted Award.

     After consummation of the Merger, no further Options and no Limited Rights shall be granted under the Plan.

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18.  APPLICABLE LAW.  The Plan will be administered in accordance with the laws of the State of Maryland.


                                    * * * *

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